EXHIBIT 10.3

SERVICE AGREEMENT

     This SERVICE AGREEMENT (the “Agreement”) is made as of this 27th day of August, 2004, by and between Anthony Taylor, an individual having an address at Mintflower Place, 8 Par-La-Ville Road, P.O. Box HM 2079, Pembroke HM HX Bermuda (the “Executive”) and Montpelier Marketing Services (UK) Limited, whose registered office is located at 6th Floor, Minster Court, Mincing Lane, London EC3R 7YL (the “Company”).

W I T N E S S E T H:

     WHEREAS, pursuant to a certain Service Agreement, dated as of December 1, 2002 between the Company and the Executive, the Executive has served as Director and Chairman of the Board of Directors of the Company (the “Board”) since January 1, 2002; and

     WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue employment under the terms and conditions of this Agreement;

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Employment. The Company hereby shall continue to employ the Executive, and the Executive hereby accepts the continuation of employment, as Director and as Chairman of the Board, under the terms and conditions set forth herein.

     2. Term. Subject to paragraph 6, the Executive shall be employed hereunder for the period commencing January 1, 2005, which shall be the effective date (“Effective Date”) of this Agreement, and ending December 31, 2007 (the “Term”).

     3. Duties. (a) During the Term, the Executive shall perform such duties and exercise such powers in relation to the business of the Company, or of any Group Company, as may from time to time be assigned to or vested in him by the Board and shall give to the Board such information regarding the affairs of the Company, and of any Group Company, as it shall require and at all times in all respects conform to and comply with the reasonable directions and regulations made by the Board. The Executive shall perform such services for any Group Company (without further remuneration except as otherwise agreed), and shall accept such offices in any such Group Companies as the Board may require. The Executive shall well and faithfully serve the Company and the Group Companies, and shall use his best endeavors to promote, develop and extend their businesses and interests, giving at all times the full benefit of his knowledge, expertise, technical skill and ingenuity. For purposes of this Agreement, “Group” shall mean and include Montpelier Re Holdings Limited (“Holdings”) and its subsidiaries (as defined by of the Companies Act of 1981 (the “Companies Act”), but irrespective of whether it is a Bermuda Company or an overseas company) and any Company in which Holdings owns at least 50% of the issued share capital, and “Group Company” shall be construed accordingly.

     (b) In particular, the Executive will act as Chairman of the Board of Directors of the Company, and will involve himself actively in the marketing and promotional activities of the

Company. The Executive shall at no time engage in the following activities on behalf of any Group Company:

(i)	offer insurance to anyone;

(ii)	negotiate any terms of any insurance contracts;

(iii)	exercise discretion as to whether or not to refer risks to any Group Company, but rather will refer all risks to the relevant Group Company in the absence of explicit instructions to the contrary

(iv)	accept premiums;

(v)	bind risks;

(vi)	negotiate and settle claims;

(vii)	receive notification of claims and instruct loss adjusters;

(viii)	determine underwriting strategy;

(ix)	issue policy documentation to policyholders; and

(x)	imply, directly or indirectly, to a third party that the Company has authority to engage in any of the activities set forth in (i) through (ix) above.

     (c) The Executive’s principal place of employment is at 118 Fenchurch Street, London EC3 or such other address as may be established as the Company’s office.

     (d) The Executive shall carry out his duties under this Agreement in the United Kingdom, and the Company reserves the right to require the Executive to work at any location in London as the Company may in its absolute discretion from time to time decide.

     (e) The Executive may be required to travel in the United Kingdom and overseas (including Europe and the United States) in the proper performance of his duties, although the Executive will not, without his prior consent be required to work any contiuous period abroad in excess of one month.

     (f) The Executive agrees that he will devote ten to fifteen percent (10% - 15%) of his time and attention to the affairs of the Company. The Company recognizes that the executive is a party to a service agreement with Holdings (the “Bermudian Service Agreement”) under which Executive will devote the majority of his time to the affairs of Holdings.

     (g) The Company reserves the right to require the Executive not to attend work and/or not to undertake all or any of his duties hereunder during a period of up to twelve (12) months immediately preceding the termination of his employment, provided always that the Company shall continue to pay fees to the Executive and contractual benefits for such period. This paragraph 3(g) shall not affect the general right of the Company to suspend the Executive for Cause (as defined in paragraph 6(c), below).

     4. Compensation and Related Matters. As full compensation for the Executive’s performance of his duties and responsibilities hereunder during the Term, the Company shall pay the Executive the compensation and provide the benefits set forth below of this Agreement:

     (a) Fees. During the Term of this Agreement, the Company shall pay the Executive by way of remuneration for his services hereunder directors fees at the rate (subject as hereinafter provided) of £0.00 per annum. The said fees shall be payable monthly in arrears on the day appointed by the Board for the payment of salaries or pro rata if Executive is employed for less than a full month. The Compensation Committee of the Board, subject to ratification of the Board, may increase or reduce the Executive’s fees on December 31st each year, but not below an amount of £0.00 per annum.

     (b) Benefits. The Executive shall be entitled to participate in (i) the Group’s UK pension scheme; the Company will make a contribution equal to 10% of the Executive’s fees into such scheme and (ii) any other UK specific schemes in which executives of the Company participate.

     (c) Paid Holiday. In addition to the usual public holidays, the Executive shall be entitled to receive twenty-five (25) paid days holiday each year, but such days shall be inclusive of, and not in addition to, holidays to which the Executive is entitled pursuant to the Bermudian Service Agreement.

     (d) Reimbursement. The Executive shall be reimbursed for all documented business related expenses. All amounts payable under this paragraph 4(d) shall be subject to the Executive’s presentment to the Company of appropriate documentation.

     (e) Deductions. The Executive agrees that the Company may deduct from his pay any sums which the Executive may owe the Company including, without limitation, any overpayments or loans made to him by the Company or losses suffered by the Company as a result of the Executive’s breach of this Agreement.

     5. Confidentiality

     (a) The Executive shall not, either during the continuance of his employment hereunder (otherwise than in the proper performance of his duties hereunder) or at any time after the termination thereof, divulge to any person whomsoever and shall use his reasonable endeavors to prevent the publication or disclosure of any trade secret or other confidential information concerning the business, finances, accounts, dealings, transactions or affairs of the Company or any Group Company or of any of their respective clients entrusted to him or arising or coming to his knowledge during the course of his employment hereunder or otherwise; provided that the foregoing shall not prevent or limit the Executive from complying with any applicable law or with the directive of any court or administrative body or agency having the legal authority to ..compel testimony from or the production of documents by the Executive. The provisions of this paragraph 5(a) shall not apply to any information which is or becomes publicly known (through sources other than the Executive).

     (b) The Executive shall upon the termination of his employment hereunder immediately deliver up to the Company all fee schedules, lists of clients, correspondence and other documents, papers and property belonging to the Company or any Group Company or related to any of the matters referred to in paragraph (a), above which may have been prepared by him or have come into his possession in the course of his employment hereunder and shall not retain any copies thereof.

     6. Termination. The Executive’s employment shall terminate upon:

     (a) the Executive’s death; or

     (b) the Executive being unable to perform his duties and responsibilities hereunder due to his disability (as defined below). For purposes of this Agreement, the term “disability” shall mean that the Executive has been unable to perform the duties and responsibilities required of him hereunder due to a physical and/or mental disability for a period of six (6) consecutive months or for more than one hundred eighty (180) working days, whether or not consecutive, during any twelve (12) month period; provided that any such periods may be extended at the sole discretion of the Board. During such period of disability, the Executive shall continue to receive the fees described in paragraph 4(a) (less any Company-paid benefits that he receives, such as short term disability or workers compensation, during such period); or

     (c) the termination of the Executive’s employment by the Company for “Cause”. For purposes of this Agreement, “Cause” shall mean: (i) conviction of an offense (other than a road traffic offense or other non-material offense not subject to a custodial sentence; or (ii) willful gross negligence or willful gross misconduct by the Executive in connection with his employment with the Company or a Group Company which causes or is likely to cause material loss or damage to the Company or such Group Company; or

     (d) the resignation of the Executive for “Good Reason”. For purposes of this Agreement “Good Reason” shall mean: (i) a decrease in the fees paid to the Executive for services hereunder (except as authorized under paragraph 4 (a)); (ii) a material diminution in the Executive’s authority, duties or responsibilities of his position with the result that the Executive makes a determination in good faith that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately before such diminution; and (iv) a material breach by the Company of the terms of this Agreement; provided that Executive shall have provided written notice to the Company (attention of at least two members of the Board other than the Executive), setting forth the alleged Good Reason within 120 days of the event, and the event shall not have been cured within thirty (30) days of receipt of the notice.

     (e) the termination of the Executive’s employment by the Company without cause; or

     (f) the resignation of the Executive without Good Reason or

     (g) automatically upon termination of the Bermudian Service Agreement.

     7. Termination Payments and Benefits.

     If the Executive’s employment is terminated pursuant to paragraph 6 then in full satisfaction of the Company’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive (A) the fees provided for herein up to and including the effective date of termination, prorated on a daily basis; (B) payment for any accrued, but unused paid holiday as of the effective date of termination; and (C) any reimbursements to which he may be entitled under paragraph 4 of this Agreement.

     8. Non-Competition.

     (a) During the Term, the Executive shall not without the consent of the Board directly or indirectly engage in any other business or be concerned or interested in any other business of a similar nature to or which would or might compete with the business for the time being carried on by the Company or any Group Company save that he may (but without prejudice to paragraph 3) be interested as a holder or beneficial owner of not more than 5% of any class of stock, shares or debentures in any company (other than the Company, in which case, such limit shall not apply) whose stock, shares or debentures are listed or dealt in on an appointed stock exchange (as defined in the Companies Act).

     (b) Since the Executive has obtained in the course of his employment prior to the date hereof and is likely to obtain in the course of his employment hereunder knowledge of the trade secrets and also other confidential information in regard to the business of the Company and of any Group Company with which he becomes associated, the Executive hereby agrees with the Company that in addition to the restrictions contained in paragraph (a), above, he will not in Bermuda, the United Kingdom or the European Economic Community:

     (i) During the period of 12 months following the termination of his employment hereunder (howsoever caused) either on his own account or for any other person, firm or company directly or indirectly be engaged in or concerned with any business or undertaking which is engaged in or carries on in Bermuda, the United Kingdom or the European Economic Community any insurance business which competes or seeks to compete with the business carried on by the Company or any other Group Company at the date of termination.

     (ii) During the period of 12 months following the termination aforesaid either on his own account or for any other person, firm or company directly or indirectly solicit, interfere with or endeavor to entice away from the Company or any Group Company the custom of any person, firm or company who at the date of termination aforesaid or who in the period of 12 months immediately prior to such date was a customer or client of or in the habit of dealing with the Company or any Group Company or who at such date was to his knowledge negotiating with the Company or any Group Company in relation to all or part of its business.

     (iii) During the period of 12 months following the termination aforesaid either on his own account or for any other person, firm or company solicit the services of or endeavor to entice away from the Company or any Group Company any director, employee or consultant of the Company or any Group Company (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) nor shall the Executive knowingly employ or aid or assist in or procure the employment by any other person, fir or company of any such person.

     (c) While the restrictions aforesaid are considered by the Parties to be reasonable in all the circumstances, it is agreed that if any of such restrictions shall, taken together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be adjudged reasonable if part of the wording thereof were deleted or modified the said restrictions shall apply with such words deleted or modified.

     (d) The Executive hereby agrees that he will at the request and at the cost of the Company enter into a direct agreement or undertaking with any Group Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions herein contained (or such of them as may be appropriate in the circumstances) in relation to such services and such area and for such period as such company or companies may reasonably require for the protection of its or their legitimate interests provided that he terms of such restrictions and provisions will not be more onerous than the restrictions and provisions of this Agreement.

     9. Intellectual Property

     (a) The Executive may make discover or create Intellectual Property in the course of his duties under this Agreement and agrees that in this respect he has a special obligation to further the interests of the Company.

     (b) Subject to the provisions of the Patents Act 1977 the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988, if at any time during his employment under this Agreement the Executive makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business for the time being carried on by the Company or any Group Companies full details of the Intellectual Property shall immediately be communicated by him to the Company and shall be the absolute property of the Company. At the request and expense of the Company the Executive shall give and supply all such information, data drawings and assistance as may be requisite to enable the Company to exploit the Intellectual Property to the best advantage and shall execute all documents and do all things which may be necessary or desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for veting the same in the Company or as it may direct.

     (c) The Executive irrevocably appoints the Company to be his agent in his name and on his behalf to sign execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

     (d) If the Intellectual Property is not the property of the Company, the Company shall subject to the provisions of the Patents Act 1977 have the right to acquire for itself or its nominee his rights in the Intellectual Property within 3 months after disclosure pursuant to this clause on fair and reasonable terms to be agreed or settled by a single arbitrator.

     (e) The Executive waives all of his moral rights (as defined in the Copyright, Designs and Patents Act 1988) in respect of any acts of the Company or any acts of third parties done with the Company’s authority in relation to any Intellectual Property which is the property of the Company by virtue of this clause.

     (f) Rights and obligations under this clause shall continue in force after termination of this Agreement in respect of Intellectual Property made during the Executive’s employment under this Agreement and shall be binding upon his representatives.

     10. Discipline and Grievance Procedures

     (a) If the Executive has a grievance, regarding the employment, he should, in the first instance speak to the Group’s Chairman. If the grievance is not resolved to his satisfaction, he should then refer to the grievance procedure, which will be provided to him with his letter of employment.

     (b) The disciplinary procedures applicable to the Executive will be provided to him with his letter of employment.

     (c) The disciplinary and grievance procedures do not form part of this Agreement.

     11. Successors. Except as otherwise provided herein, the Executive’s performance hereunder are personal to the Executive and shall not be assignable by the Executive. The Company may at any time and from time to time delegate its power and authority under this Agreement to any Group Company and such delegation (or the revocation thereof) shall be effective upon the Company’s giving written notice of the same to the Executive. The Company may assign this Agreement to any Group Company or to any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     12. Legal Expenses. The Company will pay or reimburse the Executive for all costs and expenses (including court costs and attorney’s fees) incurred by Executive as a result of any claim, action or proceeding arising out of, or challenging the validity, or enforceability of, this Agreement or any provision hereof or any benefit or award contemplated herein, but only if the Executive is the prevailing party, in whole or in significant part, with respect to such claim, action or proceeding. Executive will pay or reimburse the Company for all costs and expenses (including court costs and attorney’s fees) incurred by Company as a result of any claim, action or proceeding arising out of, or challenging the validity, or enforceability of, this Agreement or any provision hereof or any benefit or award contemplated herein, but only if the Company is the prevailing party, in whole or in significant part, with respect to such claim, action or proceeding.

     13. Survival of Operative Sections. Upon any termination of the Executive’s employment, the operative provisions of this Agreement, including but not limited to paragraphs 7,8, 9, 10 and 14, shall survive to the extent necessary to give effect to the provisions thereof.

     14. Miscellaneous.

     (a) Waiver; Amendment. The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times. This Agreement may be amended or modified only by a writing signed by both parties hereto.

     (b) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of England and the parties irrevocably submit to the non-exclusive jurisdiction of the English courts.

     (c) Paragraph Captions. Paragraph and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

     (d) Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

     (e) Integrated Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, memoranda, term sheets, conversations and negotiations. There are no agreements, understandings, restrictions, representations or warranties between the parties other than those set forth herein or herein provided for. Notwithstanding the foregoing, nothing in this Agreement shall reduce or diminish the Executive’s rights under any employee benefit plan in which he is a participant or under any stock option, SAR, RSU, Preferred Share (or similar compensatory award) granted to the Executive by the Company (or any Group Company) before, on or after the Effective Date.

     (f) Interpretation; Counterparts.

     (i) No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision.

     (ii) For purposes of this Agreement: “herein, “hereby,” “hereof”, “hereinafter,” “herewith,” “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular paragraph.

     (iii) References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification).

     (iv) References to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa.

     (v) References to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated.

     (g) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

     (h) Untrue Statements. The Executive shall not knowingly at any time make any untrue statement in relation to the Company or any Group Company and in particular shall not after the determination of his employment hereunder wrongfully represent himself as being employed by or connected with the Company or any Group Company.

     (i) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand delivery, or by facsimile (with confirmation of transmission), or by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Executive:	Anthony Taylor
Mintflower Place
8 Par-La-Ville Road
P.O. Box HM 2079
Pembroke HM HX Bermuda

with copies to:	Mark S. Wintner
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038

If to the Company:	Montpelier Marketing Services (UK) Limited
6th Floor
1 Minster Court
Mincing Lane
London EC3R 7YL

with copies to:

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by addressee.

     (j) No Limitations. The Executive represents his employment by the Company hereunder does not conflict with, or breach any confidentiality, non-competition or other agreement to which he is a party or to which he may be subject.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

MONTPELIER MARKETING SERVICES (UK) LIMITED		EXECUTIVE

By:	/s/ T.G.S. Busher	/s/ Anthony Taylor

Name:	Thomas G.S. Busher	Anthony Taylor
Title:	Chief Operating Officer